EXHIBIT   D.1.1



        Holyoke Water Power Company, City of Holyoke Gas & Electric
                            Department

                       Project No. 2004-104

          FEDERAL ENERGY REGULATORY COMMISSION - OFFICE DIRECTOR

             96 F.E.R.C. P62,283; 2001 FERC LEXIS 2259

                ORDER APPROVING TRANSFER OF LICENSE

                        September 20, 2001



CORE TERMS: license, transferee, transferor, licensee, motion to intervene, extensions of time, jointly filed, certification, intervene, deadline, revised, protests, licensed, water quality, non-governmental, consultation, transferred, relicensing, contingent, withdrawals, issuance, notice, oppose, sheet, shoes

OPINION: [*1]

   On July 17, 2001, Holyoke Water Power Company (HWP or transferor) and the City of Holyoke Gas & Electric Department (HG&E or transferee) jointly filed an application for approval to transfer the license for the Holyoke Hydroelectric Project No. 2004 from HWP to HG&E. The Holyoke Project is located on the Connecticut River in Hampden County, Massachusetts. As discussed below, the application will be granted.

BACKGROUND

   On September 2, 1997, HWP, the incumbent licensee for Project No. 2004, filed an application for a new license for the project. A competing license application was jointly filed by HG&E, Ashburnham Municipal Light Plant, and the Massachusetts Municipal Wholesale Electric Company (collectively, the competing applicants). On August 20, 1999, the Commission issued an order granting a new license to HWP and denying the competing application. <FN1> The August 20 order is pending on rehearing. <FN2>

   The license transfer is being sought in connection with the proposed sale of the project to HG&E as part of a Settlement Agreement dated June 7, 2001, <FN3> between HWP and HG&E. The Settlement Agreement is designed to resolve litigation between HWP and HG&E (pending since the mid-1990's) concerning HG&E's authority to serve certain customers, as well as issues regarding relicensing competition for the project. Pursuant to Section 5.2(d) of the Settlement Agreement, on July 27, 2001, the transferee filed [*3] contingent withdrawals for itself and its joint competing applicants of their application and rehearing requests in the relicensing proceeding. The withdrawals are conditioned on the Commission's approval of the transfer.

   Public notice of the transfer application was issued on July 26, 2001, setting a deadline of August 24, 2001 for filing comments, protests, and motions to intervene. By notice issued August 29, 2001, the deadline was extended through August 31. The U.S. Department of the Interior (Interior) filed comments and a motion to intervene. The Commonwealth of Massachusetts (Massachusetts) filed a motion to intervene. The Town of South Hadley, Massachusetts, filed comments, individually, and jointly filed with Trout Unlimited and the Connecticut River Watershed Council, (South Hadley et al.) a motion to intervene in opposition to the transfer. On August 31, 2001, and September 5, 2001, respectively, HG&E and HWP filed an answer to the comments, protests, and motions [*4] to intervene. <FN4>

DISCUSSION

   Interior and South Hadley et al. express concern that the transfer will be used as a basis for transferee requesting extensions of time for complying with license requirements. Interior requests that the Commission require consultation with resource agencies and non-governmental organizations for future requests for extensions of time.

   However, the timing of a compliance action is an administrative matter between the licensee and the Commission. The exception is where the license requirement involved states that an entity must be consulted with respect to any request for extensions of the
deadline established therein.   [*5]   <FN5> But, there is no
proper basis for amending the project license to include provisions giving resource agencies and non-governmental organizations consultation authority for extensions of time, as Interior proposes.


   Interior and Massachusetts request conditions on the transfer, or in the alternative, issuance of an order prior to, or simultaneously with, the transfer order, requiring protection in perpetuity of the Bachelor Brook and Stony Brook properties, which were identified in the new license with other lands to be protected, but which, according to the Settlement Agreement, are not fully included in the property to be transferred to HG&E. South Hadley et al., oppose the transfer, absent conditions protecting not only the Bachelor Brook and Stony Brook properties <FN6> but also a condition to revitalize the Texon Mill complex at the South Hadley end of the project dam.


   The Comprehensive Recreation and Land Management Plan (CRLMP), filed by HWP in compliance with Article 418 of the new license, is pending before the Commission in Project No. 2004-086. The amount of acreage of the Bachelor Brook and Stony Brook properties to be included for protection under the license, and any license requirements for the Texon Mill complex, are at issue in that proceeding. <FN7> A transfer of license does not alter a project's environmental impacts, or the determination of what mitigation measures are warranted. <FN8> This is not the proper forum to address the scope of protection for the Bachelor Brook and Stony Brook properties or the disposition of the Texon Mill complex. However, standard license Article 5 requires licensees to hold rights sufficient to fulfill all license requirements, and Article 5 imposes an ongoing obligation that applies to changes in the scope of project property. <FN9> The transferee will be required to obtain sufficient interests in lands that are or may become part of the project.


   In separate comments, the Town of South Hadley challenges the findings in the Order Modifying and Approving Shoreline Erosion Remediation Plan Under Article 403 issued August 1, 2001. <FN10> The proper place for such a challenge is a request for rehearing of the August 1 order. As for the Town of South Hadley's question about who will be responsible for erosion remediation following this transfer, when a license is transferred, the transferee steps into the shoes of the transferor and is subject to any and all
requirements to   [*8]   which the transferor was subject under the
license and the Commission's orders thereunder. <FN11>


   Massachusetts asks that the revised water quality certification issued by the Massachusetts Department of Environmental Protection for the project on February 14, 2001, and filed on March 13, 2001,
<FN12> be made part of the license. However, the revised water quality certification filing is a matter outside the scope of this proceeding. Moreover, as noted, the transferee will step into the shoes of the transferor and therefore will be bound by the revised certification to the same extent as the transferor.

CONCLUSIONS

   The transferor has generally complied with the terms and conditions of the new license.

   HG&E is qualified to hold the license and to operate the properties under the license, and it has agreed to accept all the terms and conditions of the license, and to be bound by the license as if it were the original licensee.

   The proposed transfer is consistent with the Commission's regulations and is in the public interest.

 The Director orders:

   (A) Transfer of the license for the Holyoke Hydroelectric
Project No. 2004, from Holyoke Water Power Company to The City of
Holyoke Gas & Electric Department is approved.

   (B) The transferor shall pay all annual charges that accrue up to the effective date of the transfer.

   (C) Approval of the transfer is contingent upon: (1) transfer of title of the properties under license and delivery of all license instruments to the transferee, which shall be subject to the terms and conditions of the license as though it were the original licensee; and (2) the transferee acknowledging acceptance of this order and its terms and conditions by signing and returning the attached acceptance sheet. Within 60 days from the date of this
order, the transferee  [*10]   shall submit certified copies of all
instruments of conveyance and the signed acceptance sheet.

   (D) This order constitutes final agency action. Requests for rehearing by the Commission may be filed within 30 days of the date of issuance of this order, pursuant to 18 CFR 385.713.

   J. Mark Robinson

   Director

   Office of Energy Projects

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

<FN1>  88 F.E.R.C. P61,186 (1999). The project is required to be licensed under Section 23(b)(1) of the Federal Power Act. The original license for the project (8 FPC 471 (1949)) expired on August 31, 1999. The new license was issued on August 20, 1999, and made effective September 1, 1999. [*2]

<FN2>  On August 31, 1999, HWP filed a Preliminary Motion to Stay
Certain License Conditions, and on September 20, 1999, HWP filed a Motion for Rehearing and Supplement to Preliminary Motion for Stay. Requests for rehearing were also filed by the Town of South Hadley; Massachusetts Municipal Wholesale Electric Company; Ashburnham Municipal Light Plant; Interior; the City of Holyoke, Massachusetts; the National Marine Fisheries Service; and Trout Unlimited. The transfer application, p. 3, states that HG&E will assume HWP's position and rights with respect to the above motion for stay and rehearing requests.

<FN3> Exhibit A of the transfer application

<FN4> While Rule 213(a)(2) of the Commission's Rules of Practice
and Procedure 18 CFR 385.213(a)(2) (2001) prohibits answers to protests, the answers have been fully considered in order to make an informed decision in this case. Neither HWP nor HG&E oppose the motions to intervene. Since the motions are timely and unopposed, they are automatically granted. 18 CFR 385.214(c)(1).

<FN5> See Bangor Hydro-Electric Company, 87 FERC P61,035 (1999).

<FN6> On August 31, 2001, Ronald Kreisman, Esquire, on behalf of the Town of South Hadley, filed a letter reiterating arguments supporting the Town's requested conditions regarding the Bachelor
Brook and Stony Brook properties.

<FN7> See the new license (88 FERC at p. 61,617-18) where the
Commission found that the HWP should propose recreational requirements for the Texon Mill complex and that HWP should be permitted to propose the portions of its Bachelor Brook and Stony Brook parcels that should be included within the project boundary, subject to appropriate restrictions. [*7]

<FN8> See, e.g., Menominee Company and N.E.W. Hydro, Inc., 74 FERC
P61,023, at p. 61,067 (1996).

<FN9> Compare Georgia Power Company, 31 FERC P61,014 (1985), reh'g
denied, 32 FERC P61,237 (1985), where the Commission extended a licensed project's boundary to require the licensee to provide reasonable public access to recreational facilities and noted the licensee's obligation under standard license Article 5 to acquire all lands necessary to construct, operate, and maintain the project, as modified.

<FN10> 96 FERC P62,100.

 <FN11> See Menominee Company and N.E.W. Hydro, Inc., supra, 74
FERC at p. 61,067.

<FN12>


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